EXHIBIT 10.4
AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 2 (this “Amendment No. 2”) to Agreement and Plan of Merger, dated as of October 27, 2005 (the “Agreement”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 13, 2008 (“Amendment No. 1”), by and among TruVision, Inc., a Utah corporation (the “Company”), TLC Wildcard Corp., a Utah corporation (“Mergersub”), TLC Vision Corporation, a New Brunswick corporation (TLC Canada”), TLC Vision (USA) Corporation, a Delaware corporation (“TLC’), and Lindsay T. Atwood, by and on behalf of each Shareholder (the “Shareholders’ Representative”) (collectively, the “Parties”), is entered into this 10th day of August, 2009 (the “Amendment No. 2 Effective Date”). For purposes of this Amendment No. 2, capitalized terms shall have the same meaning as those terms defined in the Agreement, unless otherwise provided.
     WHEREAS, pursuant to Section 2.03 of the Agreement, TLC is obligated to pay to the Company the Amendment Consideration; and
     WHEREAS, the Parties have agreed to modify such obligation.
     NOW THEREFORE, in consideration of the terms and subject to the conditions herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Amendment to Section 2.03 (Additional Consideration).
a. Section 2.03(a)(iii) of the Agreement shall be amended and replaced in its entirety by the following:
     “(iii) (a) $340,000 cash upon the Amendment No. 2 Effective Date; (b) $340,000 cash on October 5, 2009; (c) $340,000 cash on January 5, 2010; and (d) thereafter payments shall be made in the amounts and on the dates set forth on Schedule 2.03(a)(iii);”.
     b. The Agreement is further amended by adding Schedule 2.03(a)(iii) in the form attached hereto.
     c. Section 2.03(b) of the Agreement shall be amended and replaced in its entirety by the following:
“(b) The Amendment Consideration shall not be represented by promissory notes, shall not be secured and shall not accrue interest; provided, however, that in the event TLC fails to deliver any cash payment of Additional Consideration when due, then (i) the amount of such delinquent payment (the “Delinquent Amount”) shall immediately be assessed a late fee equal to ten percent (10%) of such Delinquent Amount and (ii) simple interest shall accrue on the entire amount of the Amendment Consideration set forth in Section 2.3(a)(iii) above, whether paid or payable, at the rate of ten percent (10%) per annum from the date of this Amendment No. 2 to the date that the entire Amendment Consideration, together with any Delinquent Amount and all accrued interest, is paid in full.”
2. Additional Agreements. The Parties agree that, in the event TLC fails to deliver any cash payment of Additional Consideration as provided for in the Agreement, as amended, within thirty (30) days after the date such payment is due, then on the thirty-first (31st) day after such payment date each of the agreements described in clauses (3) and (4) of Section 3(b) of Amendment No. 1 shall terminate in full, including without limitation any and all non-competition and non-solicitation obligations, covenants or restrictions set forth in such agreements.
3. Mutual Release. Effective as of the Amendment No. 2 Effective Date, TLC, TLC Canada, the Company, Lindsay T. Atwood individually and as Shareholders’ Representative, and each of the Shareholders, severally, on behalf of himself, herself, or itself, and for each and all of his, hers, or its respective partners, subsidiaries, affiliates (as defined in SEC Rule 12b-2), associates (as defined in SEC Rule 12b-2), successors, assigns, heirs and others claiming through or under him, her or it, hereby completely release acquit, and forever discharge one another and their respective past or present officers, directors, shareholders, members, managers, representatives, employees, counsel, insurers, agents, personal representatives, predecessors, successors, partners, subsidiaries, division, assigns, spouse, heirs, affiliates (as defined in SEC Rule 12b-2), associates (as defined in SEC Rule 12b-2) and any members of their immediate families from and against any and all claims, including those in law or equity, demands, rights, obligations, debts, expenses (including attorneys’ and accountants’ fees and expenses), liabilities, defenses or cause of action, whether known or unknown, alleged or not alleged, recited, described, or currently asserted, fixed or contingent, current or future, direct or derivative, individual or representative, (1) of every nature and description whatsoever, which they have, may have, or could arise or could have asserted from the beginning of time up to and including the Amendment No.2 Date, and (2) which they have, may have or could arise, could have been asserted or could in the future assert against one another that arise out of, concern, or relate to, such party’s obligations under the Agreement, including without limitation, all transactions and agreements contemplated therein or related thereto (the “Amendment No. 2 Released Matters”).
The Parties expressly waive all rights under Section 1542 of the Civil Code of California which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
The Parties agree that the possibility that such unknown claims exist was taken into account in determining the amount of consideration set forth in this Amendment No. 2, a material condition of which was the giving of the above release.
4. Dismissal of the Litigation with Prejudice
     (a) Dismissal of the Litigation (as defined in the Amendment No. 1) shall occur only upon payment of the last installment of Additional Consideration set forth in Section 1, above, at which time the Parties agree to jointly execute and file a Stipulation of Dismissal with Prejudice with the U.S. District Court for the District of Utah in the form attached as Exhibit B to Amendment No. 1, and to file the proposed Order of Dismissal with Prejudice in the form attached hereto as Exhibit C to Amendment No. 1. The terms and provisions set forth in the Stipulation of Dismissal With Prejudice and the proposed Order of Dismissal with Prejudice are incorporated herein by this reference.
     (b) The Parties further agree that upon execution of this Amendment No. 2, they shall jointly inform the Arbitrator of this Amendment No. 2 and jointly request that the Arbitrator continue to suspend the Arbitration proceeding until the last installment of Additional Consideration is made and the Stipulation of Dismissal With Prejudice and Proposed Order of Dismissal with Prejudice are filed, at which time the Parties shall also dismiss the Arbitration proceeding with prejudice. The Parties acknowledge that they have each paid all of the Arbitrator’s invoices to date in full. Accordingly, the Parties further agree to mutually request that the Arbitrator refund all amounts paid in excess of his total invoices as follows: 50% to the Shareholders’ Representative and 50% to TLC.
     (c) In the event TLC defaults on the payment of any cash Amendment Consideration set forth in Section 1, above, then, notwithstanding, the mutual release in Section 3 above, the Arbitration proceeding may be reinstated by either Party informing the Arbitrator of the default and requesting that the Arbitration be rescheduled. Upon such default, the Shareholders’ Representative also shall be entitled to refile his motion to reopen the proceedings in the U.S. District Court for the District of Utah for the purpose of compelling arbitration of Year Two and Year Three Additional Consideration payments pursuant to the original Section 2.03 of the Agreement, voiding the amendments contemplated by Sections 1 and 3 above, with any Amendment Consideration paid prior to such date to be held in trust to either off-set an obligations ultimately found by the Arbitrator to be due to the Arbitrator to be due to the Shareholders or refunded to TLC as applicable; provided that for purpose of such off-set or refund, as applicable, the TruHearing Shares shall be valued at an aggregate $750,000 cash value rather than refunded in kind. The intent of the Parties is that such a default by TLC will allow the Shareholders’ Representative to elect either (a) to sue for breach of this Amendment No. 2 or (b) to void Sections 1 and 3 of this Amendment No. 2 and pursue Arbitration of Years One, Two, and Three upon the terms of the unamended Section 2.03 of the Agreement. In the event of any reinstatement of the Arbitration or the Litigation, all Parties reserve all rights, and shall be permitted to assert all claims, counterclaims and defenses, including but not limited to claims, counterclaims or defenses that arose prior to the Amendment No. 2 Effective Date, against any Person in any forum, including but not limited to the Litigation or the arbitration, notwithstanding Section 3 (excepting only that TLC covenants not to bring any claim relating to actions taken in reliance on the amendments to the noncompetition covenants set forth in Section 2).

5. Confidentiality. Except for disclosures made by the Shareholders’ Representative to the Shareholders and discussions between the same related to any matter involved with this Amendment No. 2, the Parties agree to keep the terms and the negotiation of this Amendment No. 2 strictly confidential, and not to disclose any of the terms of this Amendment No. 2, except: (a) upon the written agreement of each of TLC and the Shareholder’ Representative; (b) by order of any court; (c) to the extent required by any state or federal corporate disclosure, financial reporting, securities or taxation law, rule, or regulation; (d) to the Parties’ respective current officers, directors, and members; (e) as may be necessary to enforce or perform the terms hereof; (f) as otherwise required by law; or (g) after TLC or TLC Canada discloses the terms of this Amendment No. 2 in a publicly available disclosure.
6. Authority to Execute. Each person executing this Amendment No. 2 on behalf of the Parties specifically warrants that he or she has full power and authority to execute this Amendment No. 2 on behalf of such Party. The Shareholders’ Representative specifically represents and warrants that he has the authority to execute this Amendment No. 2 for and on behalf of all Shareholders and agrees to indemnify and hold harmless the other Parties and their respective directors, officer and employees from and against all losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from any claim or proceeding by any Shareholder that this Amendment No. 2 is not binding on all Shareholders or that the provisions of Section 3 above are not a full and complete release as to the Amendment No. 2 Released Matters.
7. Knowledge. The Parties acknowledge that they have read this Amendment No. 2, have had an opportunity to review the same with legal counsel and to make such investigation of the facts pertaining to the execution of this Amendment No. 2 as they or their legal counsel deem necessary and have entered into this Amendment No. 2 with full awareness and understanding of the contents hereof.
8. Full Force and Effect. Except as amended hereby, the Agreement shall remain in full force and effect.
9. Miscellaneous Provisions. The provisions of Sections 8.01-8.12 of the Agreement shall apply to this Amendment No. 2, mutatis mutandis.
10. Governing Law; Jurisdiction; Venue. This Amendment No. 2 shall be interpreted, construed, and enforced in accordance with and governed by the laws of the State of Utah without giving effect to any conflict of law provisions, and each party hereby submits to the exclusive personal jurisdiction of, and exclusive venue for the enforcement of any provision of this Amendment No. 2, in the state and federal courts situated in Salt Lake City, Utah.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 2 to Agreement and Plan of Merger is hereby executed as of the Amendment No. 2 Effective Date.

By:	/s/ Lindsay T. Atwood
Lindsay T. Atwood
Individually and by and on behalf of the Shareholders (as defined in the Agreement)

TLC VISION CORPORATION TLC VISION (USA) CORPORATION TRUVISION, INC.
By:	/s/ Michael F. Gries
	Name:	Michael F. Gries
	Title:	Chief Restructuring Officer

Schedule 2.03(a)(iii)
Quarterly Payments

Payment Date	Payment Amount
April 5, 2010	$260,000
July 5, 2010	$260,000
October 5, 2010	$260,000
January 5, 2011	$260,000
April 5, 2011	$260,000
July 5, 2011	$260,000
October 5, 2011	$260,000
January 5, 2012	$260,000
April 5, 2012	$260,000
July 5, 2012	$260,000
October 5, 2012	$260,000
January 5, 2013	$260,000
April 5, 2013	$260,000
July 5, 2013	$260,000
October 5, 2013	$260,000
January 5, 2014	$260,000
April 5, 2014	$260,000